Exhibit 99.1

383 Route 46 West • Fairfield, NJ 07004-2402 USA • 973-882-1505 • FAX 973-575-5366 • www.bradpharm.com

Bradley Pharmaceuticals, Inc. (NYSE: BDY) was founded in 1985 as a specialty pharmaceutical company marketing to niche physician specialties in the U.S. and 38 international markets. Bradley's success is based on the strategy of Acquire, Enhance and Grow. Bradley Acquires non-strategic brands, Enhances these brands with line extensions and improved formulations and Grows the products through promotion, advertising and selling activities to optimize life cycle management. Bradley Pharmaceuticals is comprised of Doak Dermatologics, specializing in topical therapies for dermatology and podiatry, and Kenwood Therapeutics, providing gastroenterology, respiratory and other internal medicine brands.

Please visit Bradley Pharmaceuticals web site at: www.bradpharm.com

Bradley Pharmaceuticals common stock is listed on the NYSE under the symbol BDY.

For Immediate Release	Contact:	Anthony Griffo Investor Relations Bradley Pharmaceuticals, Inc. 973-882-1505, ext. 313

BRADLEY PHARMACEUTICALS ANNOUNCES
EVELOPMENTS RELATING TO CREDIT
FACILITY AND CONVERTIBLE NOTES

Fairfield, NJ--April 28, 2005 -- Bradley Pharmaceuticals, Inc. (NYSE: BDY) announced today that it filed a Current Report on Form 8-K stating the following:

“In its Current Report on From 8-K filed on March 22, 2005, Bradley Pharmaceuticals, Inc. (the “Company”) reported that it had entered into a Forbearance Agreement with the lenders that are party to its $125 million credit facility under which Wachovia Bank, National Association, serves as administrative agent. Under the Forbearance Agreement, the lenders agreed to forbear from exercising their remedies under certain provisions of the credit facility as a result of the Company’s failure to file its Annual Report on Form 10-K for the year ended December 31, 2004 and furnish audited financial statements for 2004, which constitute events of default under the credit facility.

As those events of default continue to exist and the Forbearance Agreement expired on April 22, 2005, all loan commitments under the credit facility can now be terminated and all amounts owing under the credit facility can now be declared due and payable, though as of the date of this Report no such demands have been made nor have any indications been given to the Company that the lenders will take any remedial action. Approximately $68 million in principal is outstanding under the credit facility as of the date of this Report.

On April 25, 2005, the Company received a notice from a beneficial holder of the Company’s 4% Convertible Senior Subordinated Notes due 2013 claiming a default under the related indenture as a result of the Company’s failure to file its Annual Report on Form 10-K. If not cured within 30 days after receipt of the notice, such a default would constitute an event of default entitling the trustee or note holders to accelerate maturity of the Notes in the aggregate principal amount of $37 million.

The Company intends to continue discussions of these matters with its lenders and noteholders. As of March 31, 2005, the Company had approximately $65 million in cash and cash equivalents and $15 million in short-term investments.”

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that address activities, events or developments that Bradley expects, believes or anticipates will or may occur in the future, such as earnings estimates, other predictions of financial performance, launches by Bradley of new products and market acceptance of Bradley’s products. Forward-looking statements are based on Bradley’s experience and perception of current conditions, trends, expected future developments and other factors it believes are appropriate under the circumstances and are subject to numerous risks and uncertainties, many of which are beyond Bradley’s control. These risks and uncertainties include Bradley’s ability to favorably resolve the pending SEC informal inquiry, maintain sales of its products, successfully acquire, develop, integrate, or sell new products or effectively react to other risks and uncertainties described from time to time in Bradley’s SEC filings, such as fluctuation of quarterly financial results, estimation of product returns, chargebacks, rebates and allowances, concentration of customers, reliance on third party manufacturers and suppliers, litigation or other proceedings (including the pending class action lawsuits), government regulation and stock price volatility. Further, Bradley cannot accurately predict the impact on its business of the approval, introduction, or expansion by competitors of generic or therapeutically equivalent or comparable versions of Bradley’s products or of any other competing products. Bradley does not guarantee any forward-looking statement, and actual results may differ materially from those projected. Bradley undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.